Exhibit 99.2

Marvel Entertainment, Inc.

Transcript of Conference Call

Moderator: Peter Cuneo

May 8, 2007

9:00 a.m. EDT

Operator:

Ladies and gentlemen, thank you for standing by, and welcome to Marvel Entertainment’s First Quarter Results Conference Call.

During the presentation, all participants will be in the listen-only mode. Afterwards, we'll conduct the question and answer session. At that time, if you have a question, simply press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded, Tuesday, May 8, 2007. I would now like to turn the conference over to Mr. Peter Cuneo, Vice-Chairman of Marvel Entertainment. Please go ahead.

Peter Cuneo:

Thank you, operator, very much and good morning to everyone. Welcome to Marvel’s First Quarter Conference Call. My name is Peter Cuneo from Marvel Entertainment’s Board, Vice-Chairman.

With us today, first in California, we have David Maisel, who’s the Chairman of Marvel Studios and is a member of the Office of the Chief Executive Officer of Marvel. Here in New York, we have John Turitzin, Executive Vice-President, also a member of the Office of the CEO. We have Ken West, our Chief Financial Officer, and we have, today, Dan Buckley, the President of our Publishing Division.

We will start with the reading of our Safe Harbor announcement, then Ken West will have some prepared comments, and then as usual, we'll open the floor to Q&A. So let’s start with the Safe Harbor.

David Collins:

Some of the statements that the company will make on this conference call, such as statements of the company's plans, expectations, and financial guidance, are forward-looking. While forward-looking statements reflect the company's good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company’s actual results could differ materially from those discussed on this phone call. Some of these risks and uncertainties are described in today's news announcement and the company's filings with the Securities and Exchange Commission, including the company's reports on Form 8-K, 10-K, and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Peter Cuneo:

Okay. Ken West?

Ken West:

Thank you, Peter, and good morning everyone.

As you should already have received our earnings announcement and financial statements this morning, I will briefly highlight a few key points.

In line with our expectations, Marvel experienced a very strong quarter, achieving close to a historic high in quarterly earnings per share. We mentioned during our last earnings call, we forecast more than half of this year’s earnings would be generated during the first half of this year.

And now for a few Q1 divisional highlights.

Much of the strength in our Q1 licensing results reflected the recognition of previously deferred revenue relating to our Spider-Man Merchandising joint venture with Sony. Revenue from Spider-Man 3 licensing contracts executed primarily during 2006 were deferred until the “on-shelf date” passed for the licensed products. Nearly all of the previously deferred revenue related to the Spider-Man joint venture was recognized in the first quarter, and we anticipate recognizing additional revenues during the balance of the year from this source.

Operating margins in the licensing division were 82% this quarter, compared to 64% in the year-ago period, reflecting the benefit from a comparable level of fixed expenses on higher revenues. Operating margins in Marvel’s Publishing division were 42% this quarter, compared to 37% in the year-ago period, reflecting increased unit sales combined with higher pricing.

As we have mentioned, Marvel’s Q1 Toy Segment net sales principally reflects royalty and service fees for toys sold under license by Hasbro under our five-year license agreement. Our prior-year Q1 revenues reflected toys manufactured and sold by Marvel. Accordingly, toy segment operating margins in Q1 2007 rose to 61%, reflecting the high concentration of royalty-related revenue now recorded in this segment pursuant to our license agreement with Hasbro.

I will now turn to cash flow.

With respect to the matching of cash flow from operations to net income during 2007, we have indicated that we expect our cash generation in 2007 (of approximately $100 million) to be below that generated in 2006, principally due to several items. The first item is the $105 million non-refundable advance cash guarantee we received in 2006 related to our master toy license agreement with Hasbro, as compared to the $70 million advance from Hasbro received last week for 2007. Throughout this year and next year, we will be “earning out” these minimum guarantee advance payments based on Hasbro’s sales performance. These two payments represent a substantial inflow of cash to the company, but a net $35 million decrease in cash contribution comparing 2006 to 2007.

The second item is the recognition of minimum guarantees under our Spider-Man 3 Merchandising joint venture with Sony. Starting late 2005 and throughout 2006, we executed numerous license agreements and collected substantial minimum guarantee advance payments related to the Spider-Man 3 feature film, which was substantially recognized into income during Q1 2007. Although recognized as revenue in 2007, much of the underlying cash was received in 2006. Once these licenses have “recouped their minimums”, if sales performance allows, Marvel will be in a position to recognize overages, and thus additional cash.

As we continue to self-produce films, generally accepted accounting principles require that cash flows from operating activities be reduced for film spending with the off-setting film borrowings being presented in the cash flows from financing activities. As a result of this mis-match of slate spending and borrowing on the statement of cash flows, cash flows from operating activities will decline, despite positive cash generation by our other various business lines.

Now for our 2007 guidance update.

The primary drivers behind the reiteration of our 2007 financial guidance are detailed in this morning’s press release. Guidance for 2007 also includes the anticipated effects of adopting the provisions of FIN 48, the new income tax accounting rule effective January 1, 2007. We continue to assess the impact of this complex rule and now expect to generate an effective tax rate in the range of approximately 38% to 40% for the year. Our effective tax rate was approximately 39% for this quarter.

Let me now turn the call back over to Peter to commence the Q&A period.

Peter Cuneo:

Thanks Ken very much. Operator, we’d like to start Q&A.

Operator:

Thank you. Ladies and gentlemen, if you’d like to register a question, simply press the 1 followed by the 4 on your telephone. You’ll hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, simply press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. One moment, please, for the first question.

And our first question comes from the line of Michael Savner from Banc of America Securities. Please proceed.

Michael Savner:

Hi, good morning. Thanks for taking the question. Two unrelated questions.

First I guess, this is an obvious question. I think some of us would have thought that full-year guidance would have gone up substantially given the strong results in the first quarter. And I think, you know, we have been thinking a little bit more: linear results for the remainder of the year. Certainly front-end loaded, but not this front-end loaded.

So, can you talk about - I think you did a good job of explaining the cash receipts different from recorded revenue, but can you maybe talk a little bit more about the fall-off in revenue in the back-half of the year. And I guess it's relying on overages then to get to a bigger number, so maybe just more about timing would be helpful.

And then the second question, unrelated: maybe just a little bit more comment on your decision to go with Sega for these games, for the next couple of movies that you’re doing on your own. Obviously, you’ve had a lot of success with some previous partners that have done very good jobs on games and I’m guessing this was somewhat of an economic decision. But I’d be curious to hear your response in terms of what Sega brings to the table and your confidence that their development ability will kind of meet your expectations and meet gamers’ expectations.

Peter Cuneo:

Thanks Michael. This is Peter. I’ll take the question first on guidance, and then I think David Maisel can comment on Sega.

I think that the biggest disconnect between analysts’ expectations for our first quarter and our own has to do with how we account for Spider-Man licensing -- movie licensing revenues. Actually, from an internal basis, all of our businesses performed well, but they essentially performed against our internal budgets. They are more or less on target for our internal budget, which were always at this level. But I think the biggest difference is that probably most analysts assume that since the film, Spider-Man 3, was debuting in the second quarter of the year that we would record most of those Spider-Man JV-related and other revenues associated with the movie in that second quarter.

In reality, we record the great bulk of those revenues in the first quarter, and this is related to the on-shelf revenue recognition rule that we use. Obviously, if a licensee has their products on retail shelves prior to the movie release and most of them of course do, then we actually record the revenue associated with those products and those licenses when those products hit retail shelves and most of the products hit the retail shelf in the first quarter. So actually, we feel that the first quarter was solid and equal to our expectations but the difference with the Street’s consensus may be that the revenue recognition that I described.

David, would you like to talk about Sega?

David Maisel:

Sure. We’re obviously very excited about the Sega announcement we made a few weeks ago, which expanded the Iron Man game to cover three other games: Hulk, Captain America and Thor. The reason why we chose Sega was really driven by three factors.

One was economics: a very attractive deal given, and recognizing sort of the profile that Marvel has now in the - our success in the video game sector.

The second was real confidence in Sega’s ability to perform and develop these games in an extraordinary way. We are very involved with our companies that we work with in reviewing and helping select the developers that are on games, and the companies that Sega had identified for our games and the work that they had done gave us a lot of confidence. And in fact, before we expanded this to Hulk, Captain America and Thor, we announced Iron Man late last year. We had worked for a series of months on Iron Man, and we saw in action the abilities of Sega in developing our games.

And the third reason to go with Sega was the efficiency and the economics of going with one company for four games and the ability to closely coordinate, especially with those games that are being made into movies with our Studio operations and have the kind of integration that is so required now between the movies and the video games to deliver what the gamers want. So we found it very advantageous to have all four of these games with one company.

Michael Savner:

Perfect. Thanks, David. Thanks, Peter.

Peter Cuneo:

Thanks.

Operator:

And our next question comes from the line of Barton Crockett from JP Morgan. Please proceed.

Barton Crockett:

First, getting - looking at the Spider-Man JV and we have a very big number in licensing, the $57 million number here in the first quarter. Can you give us some sense of what the slope of that line or the size of that might be over the next three quarters, and how much of it would be overages in, you know, at least what’s implicit in your guidance versus upfront minimum? So that would be a first kind of question.

Second thing is turning to the share repurchase, I just - I was wondering if you could remind us. I believe that that winds up at the end of this month, and at the end of that, Perlmutter who has been restricted will become unrestricted. And I was just wondering if you could just refresh our memories and make sure that that's correct. So it will be a second question there. Thank you.

Peter Cuneo:

Thanks, Barton.

I think Ken West will do the Spider-Man JV, and then John Turitzin will comment on our repurchase program.

Ken West:

Good morning, Barton. This is Ken.

With respect to the joint venture revenues that have been recognized for Q1, there actually is a small component of that number that does include overages already for some select licensees that have already shipped in that much more than their minimum guarantee. We anticipate that throughout the balance of the year, for the remaining three quarters, that additional overages will be recognized. It's built into our guidance, and there are some additional minimum guarantees to be recognized in Q2 and Q3 -- but those licenses happen to be accounted for, based on their peculiar elements, on a cash basis. So, we do anticipate continued revenues throughout the remainder of the year associated with the joint venture with Sony.

Barton Crockett:

Can you give us some sense on - are the revenues likely to match what we’ve seen on the upfront here on the first quarter over the balance of the three quarters?

Ken West:

Well, for the year, the first quarter is the strongest associated with the joint venture for revenue recognition. Therefore, looking at the balance of the year, there will be lesser amounts but each quarter will include joint venture revenue.

Barton Crockett:

Will include - but will, cumulatively, the three quarters match what we saw on the first quarter?

Ken West:

Not exactly. Not up to that high level.

Barton Crockett:

Okay. So, the three quarters cumulatively will be less than what we saw in the first quarter?

Ken West:

Slightly, that's correct.

Barton Crockett:

Slightly. Okay. Thank you.

John Turitzin:

Barton, this is John Turitzin on the share repurchase question. You are correct. The current share authorization will expire at the end of the month. There is money left in that program. It will expire at the end of this month. And Mr. Perlmutter’s agreement not to sell endures as long as the share repurchase is in place.

I would expect that the company will be - the board would consider and look at the possibility of whether or not to extend the program or to let it terminate at the end of the month. And if it does, I’m sure they would talk to Mr. Perlmutter about his commitment, but right now, there is no plan in that respect.

Barton Crockett:

Okay. Great.

And then one other question I had just about the statement of cash flows, Ken, there’s a big benefit there from $41 million from income tax receivable. What’s behind that?

Ken West:

Barton, to the extent, if you recall there were significant stock option exercises that generated tax deductions in 2006. As a result, that created a net operating loss refund opportunity that we have, as a receivable, during the current year and expect to collect in Q3. We did have a refund that we did collect as a portion, and that's a refund of a quarterly estimated payment that came back of approximately $19 million in Q1, but more money’s expected to be collected for the balance of the year, and that's built into our cash flow forecast for the full year.

Barton Crockett:

Okay. All right. I’ll leave it there. Thank you.

Operator:

And our next question comes from the line of Gordon Hodge from Thomas Weisel Partners. Please proceed.

Gordon Hodge:

Yeah. Good morning. Just a couple of questions. One, on the film slate, I’m wondering - I think the notion was that when the films were greenlit, you’d be in a position to record international sales or at least pursue international sales. I’m just wondering what the status of that is.

And then also, on the Sega licensing expansion and the park deal as well as the Broadway deal, I’m just wondering if there were meaningful upfront payments associated with that or revenue recognized for that, thanks.

Peter Cuneo:

David, would you like to address the international sales?

David Maisel:

Sure. Gordon, yeah, we, for both movies, have sold the five territories. We’re very happy with the partners that we have and the sales. We are not, as with other sort of cost and specific revenue items, making those numbers public, for competitive reasons. But we have said publicly who our partners are overseas. Paramount bought the region of Australia and New Zealand. Sony Pictures bought Japan and Spain. Tele München bought Germany and M6 bought France.

Gordon Hodge:

For both films?

David Maisel:

That's for Iron Man and Hulk. Correct.

Gordon Hodge:

Okay. Terrific.

David Maisel:

And in regarding - I think you asked about Broadway and Dubai. We’re, you know, obviously, excited about those announcements. They’re projects that would be executed in a few years. The theme park is projected for end of 2010 - 2011. Broadway perhaps for 2009 or beyond, depending upon the development of the show. Both of those projects bring us into significant new areas of revenue growth and of income growth consistent with what we’ve done so far where there’s no capital risk on behalf of Marvel, but we have significant percentages of all the revenues that come into those projects. We did receive advances on both for those projects so far, and we’ll receive some more advances next year. But they’re not material compared to the amount of money we can make from those projects when they start up.

Gordon Hodge:

Great. Thank you.

Operator:

And our next question comes from the line of David Miller from SMH Capital. Please proceed.

David Miller:

Yeah. Hi, good morning. Congratulations on the stellar results.

A question for David. You know, every studio here in town handles release dates differently, you know, obviously, as you know, some like to sort of plant a battle flag in the ground and occupy that real estate immediately, some sort of wait to see how the competitive landscape evolves, but then, you know, move based on that. How are you guys going to handle release dates next year with the owned films? Thanks very much.

David Maisel:

Sure. We - as you know, we have two release dates set up: May 2, 2008 for Iron Man and June 13, 2008 for The Incredible Hulk. We have somewhat of an advantage in owning our intellectual property and knowing further in advance which movies we are going to be actually be introducing to the marketplace, not just developing. So we do plan to do what we did with Iron Man and Hulk, which is plant our flags early. We’re very happy with our release dates. We have the same weekend for Iron Man that we just - in the calendar - that we just had for Spider-Man, in the first weekend of the summer. And we have a very attractive time in mid-June for The Incredible Hulk, and we will try to continue that trend and announce our release dates relatively earlier, perhaps, than others.

David Miller:

Okay. Thank you.

Operator:

And our next question comes from the line of Eric Handler from Lehman Brothers. Please proceed.

Eric Handler:

Thank you. As I looked in your cash flow statement, your film production costs in the quarter were about $32.5 million, and your borrowing from the film facility was $16 million. Can you just sort of help us reconcile, I guess, how much of the film production cost are for Iron Man that you’ve been allowed to recoup? What hasn’t been allowed to be recouped as of yet? And how you think those two accounts pan out over the course of the year?

And then secondly, with regard to films 3 and 4, since you have a deal with Sega in place for Captain America and Thor, should we assume that those are kind of the films that you’re thinking about for 2009?

Thanks.

Ken West:

Eric, this is Ken. With respect to the film spending and the cash activities associated with that, as you know, as we develop films and scripts associated with the other characters in the slate, those will be money spent directly by Marvel and to the extent, when they’re greenlit in the future, then borrowings will be made against those. With respect to Iron Man and Hulk, Iron Man was greenlit for that process and therefore, funding started and borrowings occurred during the end or the beginning of Q2. So therefore, Marvel’s spending was upfront and then reimbursed later in Q2.

And with respect of the Hulk, we anticipate that we will greenlit that program probably, most likely, in the end of this quarter -- near the end of this quarter, and therefore, there will be financings borrowed against that facility to reimburse ourselves for upfront spending on the Hulk project to date.

David Maisel:

And regarding the ’09 movies, obviously, we haven’t yet announced those. We will, as soon as we are sure which films there will be. We’re developing five projects and in addition to Captain America and Thor we’re developing actively Ant-Man, Nick Fury and Avengers, and it’ll likely be two of those five for ’09.

Eric Handler:

And just one quick follow-up. Should we assume that free cash flow for 2007 will be negative?

Ken West:

We expect to generate positive cash throughout 2007. But as I mentioned in my prepared remarks, when you look at the statement of cash flows, the caption “cash flows from operating activities” is anticipated to be negative, but that's just a GAAP term. What’s most important is that we will be continuing to generate positive cash flows throughout the year.

Eric Handler:

Thank you.

Operator:

And our next question comes from the line of Drew Crum from Stifel Nicolaus. Please proceed.

Drew Crum:

Good morning everyone.

I wonder if you could update us on your expectations for the Fantastic Four toy lines. You mentioned that you thought it’d be below what you achieved in 2005. I’m just wondering, you know, based on your experience with Hasbro today and what you’re seeing in the second quarter, if there’s any update there. And if you could update us on your expectations for contributions from toys’ operating income, I think you mentioned that you thought about a third of that would come from toys in 2007.

And then my second question relates to publishing -- obviously impressive margin gains again – could you give us a sense of the, what level of upside you have going forward with that division, and what are some of the drivers contributing to that performance? Thanks.

Peter Cuneo:

Okay. Thanks. First of all, with regard to Fantastic Four toys and so on, as we’ve said previously, we, in our guidance, are projecting the Fantastic Four toy lines to do less business than -- on Fantastic Four 2, which is coming in a month -- than we did on the previous Fantastic Four film, simply because of the logjam of major films that we’re seeing over the next eight weeks. I think there are six major films coming, and all of them compete for retail space particularly in the toy area and other licensed products as well. So it is just unrealistic for us to believe that, with that pressure on retailers to pick really two or three different properties -- they will not feature all six or seven properties -- that Fantastic Four wouldn’t be affected. So, we continue to believe that Fantastic Four is an excellent toy line and a good franchise, but it will suffer because of the situation in the marketplace.

With regard to toys, I think your question was what is the toy business going to do for 2007 as a piece of our total business, if I understood that correctly.

Drew Crum:

Correct. That's correct.

Peter Cuneo:

We don't typically give guidance -- in fact, I don't think we’ve ever given guidance -- by business segment in the past, because these are somewhat fluid and, you know, as you know our businesses are chunky by nature. We feel pretty good about our overall guidance for the year, but we don't generally talk to specific segments.

With regard to publishing, Dan Buckley is here, and he could talk a little bit about profit margins and what else is happening in publishing.

Dan Buckley:

Drew, this is Dan Buckley. We’ve had a lot of benefit from the standpoint of Civil War came out the tail-end of this year along with Dark Tower launching. And then, we also have the Death of Captain America comic book, which did tremendous volumes for us which probably put us on the top-side of our margins because of obviously with printing, there’s a lot of fixed cost associated with staffing and how you set up presses.

So, from a margin standpoint, I don't know if there’s much more upside that we can squeeze out of there. I do see that we’ll probably be fairly consistent with the margins that we’ve reported for the last couple of years -- what we’ve been doing over the last couple of years. But what we have planned out for the next year, I think we can cycle well against what we’re doing - what we had happen with Civil War and other programs that we did.

Drew Crum:

Okay. Thanks guys.

Operator:

And our next question comes from the line of Joe Hovorka from Raymond James. Please proceed.

Joseph Hovorka:

Thanks guys. A couple of questions.

First, the five territories that you sell for Iron Man and Hulk, when do you receive those moneys?

David Maisel:

Those moneys are received from - in a combination of ways. There are sometimes deposits and there’s also payments of the rest of the amounts when the actual film is delivered. However, as most other studios do, we enter into banking arrangements, which allow us to essentially use those funds earlier to pay for the production.

Joseph Hovorka:

So, have you received payments yet from those territories or no?

David Maisel:

Yes, we have.

Joseph Hovorka:

Where do those show up on the balance sheet or income statement - how do you record that?

Ken West:

Those are not income statement elements. Those are just cash borrowings, cash receipts. They’re on the balance sheet. To the extent moneys are spent to develop the films, there’s a film inventory; and to the extent moneys are collected, they’re put into borrowings. So: film debt outstanding.

Joseph Hovorka:

So it's in that $15.3 million, is what you’re saying, on the cash flow statement? That's the film facility borrowings?

Ken West:

Correct.

Peter Cuneo:

That's correct, Joe.

Joseph Hovorka:

Okay. Secondly is that, you’ve typically provided a breakout of toy revenue for royalties, overages and other. Can you give that for the first quarter?

Ken West:

Included in our toy revenue from our press release -- the earning press release this morning --approximately $21 million of the toy revenue relates to the royalty and service fee income recognized from our license agreement with Hasbro for Q1 ’07.

Joseph Hovorka:

Okay. Can you break that out? You usually do service fee and royalty separately.

Ken West:

No.

Joseph Hovorka:

Okay. You won’t be providing that in the Q any longer?

Ken West:

That will continue to be on a combined basis of service fee and royalty.

Joseph Hovorka:

Okay. And then, and so the - would you want to disclose the overages that you recorded in the first quarter related to the Spider-Man or total overages?

Peter Cuneo:

For Spider-Man LP, there were some but it was very minor, Joe.

Joseph Hovorka:

Okay. And were you going to disclose the total or no?

Ken West:

The total overages for all programs -- both domestic, international and for the Spider-Man joint venture -- were approximately $20 million.

Joseph Hovorka:

Okay. And then going back to Spider-Man 2, can you just kind of give us an idea what the magnitude of overages relative to minimum guarantees, and that's the last question.

Ken West:

Joe, could you refine that a little bit?

Joseph Hovorka:

You know, for Spider-Man 2, for instance, like you think overages versus minimums, you know, where overages 1X, 2X times what you had on minimum guarantees for Spider-Man 2 The Movie, just to give us a sense.

Peter Cuneo:

Of the - sure, we give a little history on Spider-Man 2, the minimums were approximately $35 million and the actual total earned royalties -- and earned royalties is what we really manage towards here -- was about $105 million. So the difference from 35 to 105 was overages of $70 million.

Joseph Hovorka:

Right. Thank you.

Operator:

And our next question comes from the line of Alan Gould from Bleichroder. Please proceed with your question.

Alan Gould:

Thank you. Two questions. First, Ken, if you can work us through the deferred revenue account a little bit. It looks like deferred revenue went down by $67 million. I know you recognized that $57 million of licensing. I realize it’s a fluid account with stuff coming in, stuff coming out. But the number is still $109 million at the end of the quarter. I realize it will go up by $70 with the June quarter with the Hasbro payment. Is there a tie-in in this deferred revenue to the revenue as a leading indicator of the revenue you’re going to recognize from Spidey 3.

Ken West:

Thank you. Alan, you have the basic components as you just mentioned in the framing of your question. The deferred revenue does include those large advances from Hasbro. Every quarter as we recognize income from the Hasbro license, it's eating away against that deferred revenue element. Also, the moneys collected in 2006 associated with the Spider-Man joint venture built up that joint - that deferred revenue element, and we did take a lot -- a great portion -- down as we recognized it into Q1 ’07.

So, as we enter into new licenses, depending upon the actual contractual terms negotiated with each licensee, each license is evaluated independently, one by one, and to the extent, if revenue has to be deferred for some elements of the license agreement pursuant to the accounting rules, again, that will be another increase to deferred revenue. So, the elements in deferred revenue do represent amounts to be recognized in the future, but without any indication as to which period. Does that help, Alan?

Alan Gould:

A bit, okay. And Peter, one question for you regarding the guidance. I believe the 10-K said that licensing revenue in ’07 should be larger than either ’05 or ’06, which puts it at over the $230 million that you had in ’05. You assume publishing is up a little bit and reasonable numbers on toy sales even with - and versus ’05 and figure it’s up from there, so I’m wondering how you don’t exceed the top end of your revenue guidance.

Peter Cuneo:

Well, again, I don't have the specific details here, Alan. Again, we look at guidance every quarter to basically see where we think we’re going to come out for the year, and I think that licensing, of course, is going to be a big part of ’07 because of Spider-Man and because of the new Hasbro relationship.

So I think that you’re right that ‘07’s overall licensing revenue should be higher than ’06 and ’05. But the - as far as the balance is concerned, I don't have the statistics in front of me, I’m afraid.1

Alan Gould:

Okay. Thank you.

Operator:

And our next question is a follow-up question from the line of Michael Savner from Banc of America Securities. Please proceed.

Michael Savner:

Thanks very much. Just - I want to try to re-ask a question that a couple of people have asked, to just get some clarity. Can you quantify at an aggregate level, not specifically but by product line, what the incremental revenue was in the quarter from one-time items excluding Spider-Man? Meaning anything that came in that was recorded on the P&L from advances from --whether it's the Sega contract or the Dubai agreement -- just so we can try to do an apples-to-apples versus what was expected during the quarter in our estimates, and what came in that

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1 See Item 2.02(c) of the Current Report on Form 8-K to which this transcript is attached.

was subsequent to the last call, so we wouldn’t have known to necessarily or thought to necessarily model it.

Ken West:

Okay. Michael, this is Ken.

With respect to the contract specifically for the Broadway project and Sega, although we’ve collected advances from both, there’s been no revenue recognize associated with either of those projects, just specific to the peculiar elements included in both of those licenses. So those are to be recognized in the future. And with respect to the Dubai contract, a very small portion of the minimum guarantee was recognized in this first quarter. There’s more to be recognized for the balance of the contract, but the real money associated with that opportunity, as David mentioned before, is really in the royalties to be earned once that park opens in 2010 or 2011. So the minimum guarantees are just a small portion of that which we anticipate to be earned associated with this new relationship...

Michael Savner:

Perfect.

Ken West:

...in the future too.

Michael Savner:

Thanks for clearing that up.

Peter Cuneo:

Operator, we'll take one more question.

Operator:

Certainly. Our next question comes from the line of David Kestenbaum from Morgan Joseph. Please proceed.

David Kestenbaum:

Okay. Thanks. Can you just give us some color on what your plans are for Spider-Man 4, now that Spider-Man 3 has proven to be such a success?

David Maisel:

Our partner, Sony, is obviously going through, along with us, the plans for the Spider-Man franchise going forward. There has been no specific plan mentioned, though I think some senior executives at Sony expressed their obvious excitement about the weekend -- the record-setting weekend on Spider-Man 3. And there’s every reason to believe that there’ll be more and more Spider-Man films for all of us going forward, but no specific announcements or dates or ideas have been talked about yet.

David Kestenbaum:

Thanks.

Peter Cuneo:

Thank you all very much for attending the call today. We appreciate it. And I hope that we can chat with all of you at the end of next quarter. Thank you.

Operator:

And ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.